                                                                Exhibit 10.24


              [LETTER HEAD OF O'MELVENY & MYERS LLP APPEARS HERE]

December 16, 1998

Contains Sensitive And Proprietary Information

Ms. Gay Sills Hoar
Director
Office of International Investment
United States Department of the Treasury
1500 Pennsylvania Avenue, N.W.
Washington, D.C. 20220

        Re: Case 98-52: Sunbase International/Southwest Product Company
            -----------------------------------------------------------

Dear Ms. Hoar:

          Pursuant to 31 C.F.R. (S) 800.505, I am writing on behalf of Sunbase Asia Inc. ("Sunbase Asia") to request that Sunbase Asia be permitted to withdraw its voluntary notice to the Committee on Foreign Investment in the United States ("CFIUS"), submitted on September 24, 1998. As we have previously informed you, Sunbase Asia has decided to sell Smith Acquisition Company, Inc. d/b/a Southwest Products Company ("Southwest Products") for a number of reasons, including its desire to resolve CFIUS' concerns in a satisfactory manner that will protect United States national security and the interests of Sunbase Asia's shareholders. To facilitate that process, and address CFIUS concerns about foreign ownership of Southwest Products, Sunbase Asia proposes to place its ownership interest in Southwest Products into an irrevocable trust and to appoint an independent trustee who is a U.S. citizen, pending the sale of Southwest Products. Sunbase Asia, as a publicly traded company, will notify the Securities and Exchange Commission of this decision immediately upon appointment of the trustee.

          The trustee will be someone acceptable to the Department of Defense who has no prior or current contractual, financial or employment relationship with Sunbase Asia, nor with any individual or entity that directly or indirectly through one or more intermediaries,

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                                     Page 2

controls, is controlled by, or is under common control with Sunbase Asia or Southwest Products, and will be charged with using "best efforts," as that term is defined in Article 2.4(a) of the attached Voting Trust Agreement ("Agreement"), to sell Southwest Products. The trustee will be someone, who to the best of his knowledge, has no current or prior contractual, material financial or employment relationship with the Government of the Peoples Republic of China, or any entity thereof, or any PRC political party. In addition, during his appointment as trustee, the trustee will not enter into any of the aforementioned relationships. As the attached document shows, Sunbase Asia has affirmed its commitment to sell Southwest Products through a resolution of the Board of Directors, which was originally delivered to CFIUS on December 11, 1998. Sunbase Asia intends for its compensation arrangement with the trustee to provided for an incentive payment for the prompt sale of Southwest Products.

           As an integral part of Sunbase Asia's proposal, Sunbase Asia's foreign management, Mr. Roger Li and Mr. Peter Lam, upon the appointment of the trustee, will immediately resign from the Board of Directors of Southwest Products. Any new board members appointed by the trustee will be United States citizens and acceptable to the Department of Defense. This will leave the oversight and management of Southwest Products entirely in the control of United States citizens, alleviating concerns about foreign influence in, or control over, Southwest Products. Sunbase Asia will have no direct or indirect involvement in the management or finances of Southwest Products, other than in connection with its efforts to work with the trustee to sell Southwest Products. Further, to maintain the independence of Southwest Products from Sunbase Asia, Mr. William McKay, no later than 60 days after the appointment of the trustee, will resign any positions he may hold with Sunbase Asia, or any entity (other than Southwest Products) that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Sunbase Asia, and will not reestablish any contractual, material financial or employment relationship with any such entity during the existence of the trust as long as he is an officer or director of Southwest Products, other than with respect to the stock or stock options which he currently holds or to which he is or will be entitled under existing agreements, and other than as a purchaser of Southwest Products.

          The trustee once appointed will work to develop his plan for the sale of Southwest Products and will provide CFIUS with a written sales plan shortly after his appointment. In the interim, Sunbase Asia has contacted a number of companies with which it does business to see if they are aware of any U.S. companies that might be interested in purchasing Southwest Products. Sunbase Asia is also working with its counsel to see if they can develope any contacts with potential buyers. The trust agreement will require the trustee to inform Sunbase Asia promptly of all bona fide offers for the purchase of Southwest Products.

 O'MELVENY & MYERS LLP
Gay Sills Hoar, December 16, 1998 - Page 3

          The trustee will be instructed in the trust agreement to provide CFIUS monthly written status reports on the trustee's efforts to sell Southwest Products. These reports to CFIUS, which are also to be provided to Sunbase Asia, will be supplemented by Sunbase Asia in a separate report, as needed, to keep CFIUS informed of Sunbase Asia's efforts to sell Southwest Products. In addition, the trustee will provide CFIUS with monthly reports on the status of Southwest Products efforts to resolve the outstanding ITAR compliance issues. The trustee and/or Southwest Products also will be obligated to provide Sunbase Asia any information needed to fulfill Sunbase Asia's obligations under U.S. law, including its obligations as a public company, such as auditing reports and reports of events requiring public disclosure, and information needed to allow for the sale of Southwest Products. The trustee will also provide CFIUS with any such additional information as CFIUS may request from time to time.

          In addition to the trustee's mandate to sell Southwest, the trustee, as the 100 percent owner of the stock of Southwest Products, will become Chairman of the Board of Southwest and a company director. As such, the trustee will have oversight responsibilities for the management of Southwest Products, including ensuring Southwest Products' compliance with all applicable U.S. laws, such as export control laws and regulations. This includes diligent efforts to resolve any outstanding ITAR issues in cooperation with the Department of State. The trustee will ensure that Southwest Products submits an export license application to the Department of State before exporting any product or service. However, in the case of those exports where Southwest Products believes a Munition License may not be required, the trustee will ensure that Southwest Products submits a commodity jurisdiction request. If Southwest Products obtains a commodity jurisdiction decision from the Department of State indicating that a particular product or service is not controlled by the Department of State, Southwest Products is, of course, not required to submit a license application to the Department of State before exporting that commodity. The trustee's duties and obligations are contained in the attached voting trust agreement. Neither Sunbase Asia nor any entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Sunbase Asia, will have any rights or responsibilities with regard to the management or operations of Southwest Products other than as explicitly provided for in the trust agreement.

          Sunbase Asia provided CFIUS with the name of a trustee candidate on December 14, 1998 and provided CFIUS with a draft Voting Trust Agreement on December 11, 1998. Sunbase Asia will promptly conclude negotiations with the trustee. Sunbase Asia expects to have a trustee appointed to Southwest Products no later than December 31, 1998. Until the time the trustee is appointed, Southwest Products will provide CFIUS biweekly written reports on the status of the matters mentioned above.

          In light of Sunbase Asia's proposal to appoint a trustee pending the sale of Southwest Products, and its willingness to terminate all foreign involvement in the oversight

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 O'MELVENY & MYERS LLP
Gay Sills Hoar, December 16, 1998 - Page 4

and management of Southwest Products, Sunbase Asia seeks permission to withdraw its notification pursuant to 31 CFR (S) 800.505(a). Sunbase Asia believes CFIUS should use its discretion to grant such a withdrawal since: (a) there would no longer be any foreign involvement in the oversight or management of Southwest Products; (b) U.S. citizens would have sole responsibility for ensuring Southwest Products' compliance with U.S. laws, (c) the trustee would have principal responsibility for the sale of Southwest Products, and (d) Sunbase Asia has taken a series of steps including submitting voluntarily a proposal for a trustee to the U.S. Government, and passing a board resolution authorizing the sale of Southwest Products.

          By accepting a withdrawal of Sunbase Asia's filing, CFIUS will preserve maximum flexibility to reopen its investigation if it believes conditions warrant such action. While Sunbase Asia does not believe CFIUS would be precluded from reopening its investigation in light of the representations made herein, it expressly waives all such objections, if any, it might have to the reinstitution of a CFIUS review.

          Sunbase Asia appreciates the time the CFIUS members have taken to consider its proposal for a trustee. It shares the U.S. Government's interest in a swift resolution of this matter through the sale of Southwest Products.

                                        Sincerely,

                                        /s/ Stephen J. Harburg

                                        Stephen J. Harburg
                                        of O'Melveny & Myers LLP
                                        Attorneys for Sunbase Asia, Inc.

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                              RESOLUTION OF THE
                            BOARD OF DIRECTORS OF
                               SUNBASE ASIA INC.

--------------------------------------------------------------------------------

          WHEREAS, the Company is the sole shareholder of Southwest Products Company, a California corporation ("Southwest"); and

          WHEREAS, the Committee of Foreign Investments in the United States ("CFIUS") is currently investigating the Company's acquisition of Southwest in 1996; and

          WHEREAS, CFIUS' investigation could lead to an order requiring the Company to divest Southwest; and

          WHEREAS, the Company's Board of Directors (the "Board") has determined that it is the best interest of the Company and its shareholders to sell Southwest;

          NOW THEREFORE BE IT RESOLVED, that the Company shall sell Southwest;


/s/ Gunter Gao                               /s/ Philip Yuen
---------------------------------            -----------------------------------
Gunter GAO                                   Philip YUEN


/s/ William R. McKay                         /s/ Roger Li
---------------------------------            -----------------------------------
William R. MCKAY                             Roger LI

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                          DEPARTMENT OF THE TREASURY
                            WASHINGTON, D.C. 20220
                               December 17, 1998



Stephen J. Harburg, Esq.
O'Melveny & Myers LLP
555 13/th/ Street, N.W.
Washington, D.C. 20004-1109

Re: CFIUS Case 98-52: Sunbase International (Holdings) Ltd. (Hong
    -------------------------------------------------------------
Kong)/Southwest Products Company
--------------------------------

Dear Mr. Harburg:

In his letter of September 24, 1998, Mr. Billy Kan, Vice Chairman of Sunbase Asia, Inc., notified the Committee on Foreign Investment in the United States ("CFIUS") of the acquisition of Southwest Products Company ("Southwest Products") by Sunbase Asia, Inc. ("Sunbase Asia"), an indirect subsidiary of Sunbase International (Holdings), Ltd. ("Sunbase International"). Mr. Kan provided this notification pursuant to section 721 of the Defense Production Act of 1950 ("Section 721"), codified at 50 U.S.C. App. sec. 2170. On October 2, 1998, CFIUS accepted this notice pursuant to 31 CFR part 800.404(a), and began a 30-day review.

Sunbase Asia had previously notified this transaction to CFIUS on November 21, 1997. On December 19, 1997, I informed prior counsel for Sunbase Asia that CFIUS had approved a request for a withdrawal of the notification from Mr. Kan in order to provide Sunbase Asia and Southwest Products an opportunity to address issues raised by CFIUS with regard to Southwest Products' compliance with the International Traffic in Arms Regulations ("ITAR"), which are issued under the Arms Export Control Act.

In a letter dated November 2, 1998, I wrote to advise Gunter Gao and Linda Yang, the owners of Sunbase International, that CFIUS had decided to undertake an investigation of the proposed transaction pursuant to section 721. This investigation began on November 3, 1998. The statute requires that this investigation be completed no later than Thursday, December 17, 1998.

In a letter to CFIUS dated December 16, 1998, to which a draft Voting Trust Agreement was attached, you informed CFIUS of Sunbase Asia's intention to sell Southwest Products, and requested a withdrawal of the notification pursuant to 31 C.F.R. 800.505(a). The following are among the representations you have made in your letter on behalf of Sunbase Asia, Sunbase International, and Southwest
Products:

     . The Board of Directors of Sunbase Asia has passed and signed a resolution (a copy of which was provided to CFIUS on December 11) approving the decision to sell Southwest Products, and will make a public announcement and disclosure of the sale to the Securities and Exchange Commission immediately upon appointment of the trustee, which Sunbase Asia expects to occur by December 31, 1998.

     . Sunbase Asia will place its ownership interest in Southwest Products into an irrevocable trust and appoint an independent trustee acceptable to the Department of Defense who is a resident U.S. citizen with no prior or current contractual, employment, or material financial relationship with Southwest Products, Sunbase Asia, or Sunbase International, or any affiliate thereof, the People's Republic of China or any entity thereof, or any PRC political party. In addition, during his appointment as trustee, the trustee will not enter into any of the aforementioned relationships.

     . The trustee will be charged with using best efforts to sell Southwest Products, and the trustee's compensation package will include incentives to encourage the prompt sale of Southwest Products. Shortly after being appointed, the trustee will provide CFIUS a written statement of his or her plan for selling Southwest.

     . The foreign members of Sunbase Asia's Board of Directors, Mr. Roger Li and Mr. Peter Lam, will resign immediately upon the appointment of the trustee. The trustee will become Chairman of the Board of Southwest Products and a company director. Any new board members appointed by the trustee will be U.S. citizens acceptable to the Department of Defense.

     . The trustee will be responsible for ensuring Southwest Products' compliance with U.S. laws and regulations, including U.S. export control laws and regulations, and will work diligently to resolve all outstanding ITAR matters.

     . The trustee will ensure that Southwest Products submits an export license application to the Department of State before exporting any product or service. However, in the case of those exports where Southwest Products believes a Munition License may not be required, the trustee will ensure that Southwest Products submits a commodity jurisdiction request. If Southwest Products obtains a commodity jurisdiction decision from the Department of State indicating that a particular product or service is not controlled by the Department of State, Southwest Products is, of course, not required to submit a license application to the Department of State before exporting that commodity.

     . The trustee will provide CFIUS monthly written status reports on efforts made to sell Southwest Products and on activities related to the operations of Southwest Products of particular concern to CFIUS, including compliance with U.S. export control laws and regulations, which Sunbase Asia will supplement with information pertaining to any efforts it has undertaken to sell Sunbase. In the interim, until the trustee is appointed, Sunbase Asia will provide CFIUS biweekly written progress reports on these matters. The trustee will also provide CFIUS with any additional information as CFIUS may request from time to time.



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                                       3

In light of these representations and the others in your letter, and commitments set forth in the draft Voting Trust Agreement, I am writing, on behalf of CFIUS, to inform you that the Committee grants your request to withdraw the notification of September 24, 1998. As we have stated on a number of occasions since you first informed CFIUS of Sunbase Asia's decision to sell Southwest Products, we expect that serious and concerted efforts will be made to complete the sale in as short a time as possible. CFIUS reserves the right to initiate a review under Section 721 at any time. If a foreign person (as defined in 31 CFR
Section 800.213) is identified as a potential acquirer of Southwest Products, CFIUS would expect that notice be provided under section 721 well before the sale is consummated.

It is our understanding that the trustee and the Board of Southwest Products have committed to institute an effective export control compliance program within Southwest Products. Southwest Products' obligation to obtain State Department export licenses or to submit commodity jurisdiction requests before exporting any product or service, as described in your withdrawal request and in the Voting Trust agreement, is intended as a temporary measure until Southwest Products has instituted such an effective export control compliance program. In this regard, it is our hope that the trustee and Southwest Products will seek to expedite the establishment of such a program. In so far as CFIUS's oversight of these obligations will cease with the sale of Southwest Products and the termination of the Voting Trust Agreement, it is our understanding that the obligation to submit licenses and commodity jurisdiction requests to the State Department described in the Voting Trust Agreement will also cease with the termination of the Voting Trust Agreement. However, this will not in any way limit obligations of Southwest Products to comply with U.S. export control laws or with any similar or other requirements that might be levied on Southwest Products by any U.S. export control agency under U.S. law and regulation.

Finally, nothing in this grant of your request serves to bind, constrain, or limit any action by the United States with respect to any party or to absolve any party from liability for any violation of U.S. law.

If you have any questions, please call me (202-622-9066) or Jack Dempsey of the staff of the Office of International Investment (202-622-0411).

                                   Sincerely,

                                   /s/ Gay Sills Hoar
                                   Gay Sills Hoar
                                   Director, Office of International Investment